EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements: (1) Registration Statement (Form S-3 No. 333-112461) of POZEN, Inc., as amended and restated, and (2) Registration Statements (Form S-8 No. 333-52446 and No. 333-117962) pertaining to the 2000 Equity Compensation Plan of POZEN Inc. and in the related Prospectus of our report dated February 23, 2006, with respect to the audited financial statements of POZEN Inc. incorporated herein by reference, our report dated February 23, 2006, with respect to POZEN Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of POZEN Inc., included in this Annual Report (Form 10-K) of POZEN Inc.

Raleigh, North Carolina	/s/ Ernst & Young LLP
March 6, 2006